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                                                                    EXHIBIT 99.1

news release

                                                          [SONIC SOLUTIONS LOGO]






FOR IMMEDIATE RELEASE                             FOR MORE INFORMATION, CONTACT:
February 28, 2001                                 Paul Lefebvre, Sonic Solutions
                                           415.893.8000 phone . 415.893.8008 fax
NASDAQ:SNIC                                        paul_lefebvre@sonic.com email
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       DAIKIN'S DVD AUTHORING BUSINESS JOINS FORCES WITH SONIC SOLUTIONS

                COMBINATION CREATES PROFESSIONAL DVD POWERHOUSE

Marin County (February 28, 2001) - Sonic Solutions (NASDAQ: SNIC) announced today that it has reached an agreement with Daikin Industries, Ltd., of Japan under which Sonic will combine Daikin's DVD authoring business with Sonic's professional DVD operations. Under the terms of the agreement, Daikin will maintain an equity interest in Sonic Solutions signifying the strategic importance of the union. Sonic will acquire the Daikin products, including all intellectual property rights, and carry on development, marketing and sales activities on a worldwide basis. Further, Daikin will continue to be the exclusive distributor and service provider of the Daikin-originated authoring products in Japan.

"The addition of Daikin's technology will further strengthen our leadership position," said Bob Doris, President of Sonic Solutions. "Daikin introduced Scenarist, the first authoring application for professional DVD creation, in 1996 and that system is still a `gold standard' in the industry. Sonic has sold the largest number of professional DVD production systems of any company in the world. This deal truly combines the best with the best."

"Sonic has been very successful in providing professional users with DVD production systems," said Mr. Kiyoshi Nakajima, General Manager of Daikin's Comtec Computer Division in Tokyo, Japan. "We're delighted to join forces with Sonic to continue to develop and enhance the strong tradition established by Scenarist, ReelDVD and other Daikin DVD products."

"We are very pleased that Sonic and Daikin have combined forces to create a professional DVD powerhouse," said Leon Silverman, Executive Vice President of Laser Pacific Media Corporation, a leading digital media laboratory based in Hollywood. "Our Digital Media Services Group specializes in the most demanding and creative DVD projects, and we make heavy use of both the Sonic and Daikin applications to provide the best possible product to our clients. We have had a longstanding and fruitful relationship with Sonic, and combining these product lines under one roof assures us of continued success in serving the Hollywood community."

Key Executives to Join Sonic

As part of the combination, key members of Daikin U.S. Comtec Laboratories will join Sonic Solutions.

Dr. Panos Nasiopoulos, most recently President of Daikin U.S. Comtec Labs, will join Sonic as an Executive Vice President reporting to Bob Doris, Sonic's President. Dr. Nasiopoulos is a pioneer in DVD and digital media and is recognized as a leading authority on digital video compression and multimedia technology. In addition to his role at Daikin, Dr. Nasiopoulos is currently Executive Director of the Master of Software Systems Program at the
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Daikin's DVD Authoring Business Joins Forces with Sonic Solutions         page 2
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University of British Columbia, where he is also an Adjunct Professor in the department of Electrical and Computer Engineering.

Jim Taylor, who has been Chief Technology Officer at Daikin's U.S. Comtec Labs, will also join Sonic as Chief of DVD Technology, also reporting to Bob Doris, Sonic's President. Mr. Taylor is a very well known figure in the DVD community and was named by DVD Report as one of the world's 21 most influential DVD executives. His book, DVD Demystified, now in its second edition, has become required reading for all DVD professionals. Before joining Daikin last year, Mr. Taylor held a number of positions in the DVD and multimedia industries. Most recently, he was the DVD Evangelist for Microsoft Corporation where he steered Microsoft's strategy for incorporating support for DVD into the Windows (TM) operating system.

About Daikin Industries, Ltd.

Based in Japan, Daikin Industries, Ltd., provides digital media hardware and software solutions including 3D graphic workstations, 3D animation, non-linear video editing, virtual set and DVD authoring software for professional multimedia content developers. Daikin's Scenarist, the world's first DVD authoring and premastering software, was released to the worldwide market in 1996. Daikin also released ReelDVD for the prosumer market in 2000. Daikin DVD products are used in over 3,000 facilities worldwide, ranging from Hollywood post-production facilities to DVD replication houses. The company's diverse operations also include being a top-ranking manufacturer of commercial and industrial air conditioning systems, fluorochemicals, oil hydraulic and lubrication equipment, defense products, vacuums, and cryogenics.

About Sonic Solutions (NASDAQ: SNIC)

Based in Marin County, California, Sonic (http://www.sonic.com) is the leading manufacturer of solutions for DVD publishing. Sonic DVDit!(TM) (http://www.dvdit.com) is the first application for DVD authoring targeted at videographers and corporate video producers, and is bundled with major video editing, capture, encoding and media production systems. Sonic MyDVD(TM) (http://www.mydvd.sonic.com) is the first DVD authoring application for consumers, making it easy to capture "your life on DVD." Sonic DVD Creator(R) and Sonic DVD Fusion(R) are the most widely-used systems for professional DVD publishing, and are installed worldwide at major studios, post production facilities and in corporate marketing departments. SonicStudio(TM) HD is the leading digital workstation for preparing audio for release on CD and is the first for creating content for the new DVD-Audio format. Sonic is also a full voting member of the DVD Forum, the standards-setting body for the DVD format.




(C) 2001 Sonic Solutions. Sonic, Sonic Solutions, the Sonic logo, DVD Creator, DVD Fusion, DVDit!, and SonicStudio HD are trademarks of Sonic Solutions. All other company or product names are trademarks of their respective owners. Specifications, pricing and delivery schedules are subject to change without notice.